UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14A-101)
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Diebold Nixdorf, Incorporated
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)
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On April 15, 2019, Diebold Nixdorf, Incorporated (the “Company”) disclosed the following in a Current Report on Form 8-K filed with the Securities and Exchange Commission: The Compensation Committee of the Board of Directors (the "Committee") of Diebold Nixdorf, Incorporated (the "Company") suspended the Quarterly Bonus Program (the "Program") for named executive officers, effective immediately. Given the challenges the Company faced late last year, the Committee felt it important to establish the Program to retain and focus key leaders during a very challenging period. The Committee has exercised its discretion to suspend the Program because, in the Committee’s view, the Program accomplished its goal of stabilizing the Company and retaining key personnel to propel the DN Now initiative. The Committee feels that, with this stability, the shareholder-approved annual incentive plan and long-term performance-based awards will provide appropriate incentives to the named executive officers to drive the Company’s strategic initiatives and critical business goals. The Committee acknowledges and appreciates feedback from shareholders regarding the use of discretionary bonuses for named executive officers, which are not expected to be a continuing component of the compensation structure going forward.